Exhibit 99.1

ProPhase Labs Announces Definitive Agreement to Acquire CLIA Accredited Lab Certified for COVID-19 and Upper Respiratory Testing

DOYLESTOWN, Pennsylvania, October 23, 2020 — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, announced today a definitive agreement to acquire a Clinical Laboratory Improvement Amendments (CLIA) accredited laboratory. The lab is approved for a variety of important medical tests, including COVID-19 and Respiratory Pathogen Panel (RPP) Molecular tests. The lab will be owned by the Company’s new subsidiary, ProPhase Diagnostics, Inc., which has been formed to aggregate medical testing business opportunities and expand the lab’s capabilities and capacity.

Ted Karkus, Chairman and Chief Executive Officer of ProPhase stated: “Over the past six months, the Company has met with several developers, manufacturers and processors of test kits. Bill Phillips, COO of Spectrum Solutions, an industry leading molecular diagnostic solutions company that has received FDA Emergency Use Authorization for their saliva collection COVID-19 test kit, was asked to comment on the ProPhase Diagnostics transaction. Mr. Phillips stated: “We are always searching for qualified labs to process our test kits. We welcome ProPhase Diagnostics to the diagnostic testing industry and look forward to working with and referring customers to them.”

The lab being acquired by ProPhase Diagnostics is Confucius Plaza Medical Laboratory Corp. (“Confucius Labs”), and is headquartered in Old Bridge, New Jersey. The approximately 4,000 square feet lab is a full service Clinical and Molecular lab that provides a wide range of testing for diagnosis, screening and evaluation of diseases, including COVID-19 viral and antibody tests. There is significant current demand for COVID-19 testing. However, with its RPP testing certification, the lab is also able to process tests for a variety of influenza, respiratory viruses, pneumonia-causing bacteria and other infectious diseases.

Additional laboratory equipment has been ordered, which the Company expects will be delivered and installed within the next few weeks. The new equipment will expand lab capacity to enable the Company to process approximately 7,000 – 8,000 COVID-19 tests per day, subject to adequate staffing and customer demand. As demand for the Company’s diagnostics services increases, the Company intends to further expand its testing services by expanding the current lab capacity and/or by acquiring additional facilities.

Mr. Karkus added: “We spent six months evaluating the medical test lab business and searching for the right acquisition candidates to lead our entry into this industry. In Confucius Labs, we found the ideal opportunity for an East Coast based CLIA accredited lab for COVID-19 and other medical testing capabilities. Confucius Labs is a well-run lab that was founded and operated by Arvind Gurnani, an experienced entrepreneur in this space who also runs two similar labs.”

The acquisition is an all cash transaction valued at $2.5 million. The closing of the transaction is subject to customary closing conditions, which the parties expect will be completed in short order. Mr. Gurnani has agreed to provide transition services, including continued operational oversight of the lab. The current lab director, lab manager and all employees of the lab are expected to remain employed by the lab. “I look forward to working with ProPhase and assisting with the growth of their lab business as well as building a strategic relationship with the Company,” stated Mr. Gurnani.

Mr. Karkus concluded, “ProPhase Diagnostics will focus on diagnostic testing and processing. Given the planned ramp up of capacity with the purchase of the latest and most efficient equipment, we believe that we will be able to offer highly competitive pricing as well as 24-hour reporting of results as needed. In fact, for local businesses, we may even be able to provide same-day molecular lab testing results. We are also continuing our search for additional acquisition opportunities that will expand our testing capabilities, and we will seek out new sources of business for Confucius Labs and for any other diagnostics businesses we acquire.”

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a manufacturing and marketing company with deep experience with OTC consumer healthcare products and dietary supplements. The Company is engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand. The Company is also developing ProPhase Diagnostics, Inc. to offer COVID-19 and other Respiratory Pathogen Panel (RPP) testing services. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans to develop and grow its new diagnostic testing business and its expectations regarding testing capacity. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Relations
Chris Tyson
Executive Vice President
MZ Group – MZ North America
(949) 491-8235
PRPH@mzgroup.us
www.mzgroup.us